EXHIBIT 8(l)(iv)
Van Eck Securities Corporation
99 Park Avenue — 8th Floor
New York, NY 10016
212-687-5200 — Toll Free (800) 221-2220
SUPPLEMENTAL AGREEMENT TO PARTICIPATION AGREEMENT
Related to Van Eck Worldwide Insurance Trust
Indianapolis Life Insurance Company
Legal Department
611 5th Avenue
Des Moines Iowa
50309
     We are providing Indianapolis Life Insurance Company (“you”) with this SUPPLEMENTAL AGREEMENT dated November 7, 2005 (“Supplemental Agreement”) to the Participation Agreement among Van Eck Worldwide Insurance Trust (“Fund”), Van Eck Securities Corporation (“Underwriter”), Van Eck Associates Corporation (“Adviser”) and you (“Participation Agreement”).
     WHEREAS, in consideration for your continued ability to purchase shares of portfolios of Van Eck Worldwide Insurance Trust (collectively, “Portfolios”) as an investment vehicle for your segregated asset accounts established for variable life insurance policies and variable annuity contracts as provided for by the Participation Agreement, as it may be amended from time to time, you agree to the following supplemental terms.
Supplemental Agreements
     1. In addition to the representations and warranties made by you in the Participation Agreement, you agree to: (a) comply with all applicable compensation disclosure requirements imposed on you by law, regulation or rule of a self-regulatory organization, including revenue sharing disclosure, (b) comply with all suitability requirements applicable under state or federal law, regulation or rule of a self-regulatory organization (c) not permit any orders for purchase, sale or redemption of Portfolio shares to be received by you after the time of computation as stated in the applicable Portfolio’s prospectus and Statement of Additional Information (“Offering Documents”) (currently, the close of regular trading on the New York Stock Exchange, which is normally 4:00 p.m. (Eastern Time) on a business day of the Portfolio), (d) cooperate with the Fund in identifying and restricting any abusive short-term or frequent trading in Portfolio shares, (e) implement measures reasonably designed to protect the privacy and safeguard the personal information of all beneficial owners of Portfolio shares, including compliance with all applicable law, rule and regulation applicable to the privacy and safeguarding of information of Fund shareholders and their accounts.

     2. You agree to comply, voluntarily or by operation of law or regulation, with the provisions of the Bank Secrecy Act, as amended, other relevant anti-money laundering law and any regulations, rules or interpretations thereunder, including without limitation those applicable to customer identification programs, the filing of suspicious activity reports and the adoption and maintenance of an anti-money laundering program. In addition, you will comply with all requirements to verify whether your customers may not purchase Fund shares by reason of being a person, country or other entity forbidden to do so by the Office of Foreign Assets Control of the U.S. Department of Treasury or any similar list maintained by the United States government or its agencies or instrumentalities or any applicable self-regulatory organization. Upon request of one of the other parties to this Participation Agreement, you will provide a certification of your compliance with this paragraph that is satisfactory to the requesting party.
     3. The indemnification provisions of the Participation Agreement are fully incorporated into this Supplemental Agreement and fully apply to the provisions of this Supplemental Agreement. Such indemnification provisions shall survive any termination of this Supplemental Agreement.
     4. To the extent that any term(s) of this Supplemental Agreement is inconsistent with the Offering Documents, the Offering Documents shall be controlling. To the extent that any term(s) of this Supplemental Agreement is inconsistent with any term(s) of the Participation Agreement, this Supplemental Agreement shall be controlling, except to the extent this Supplemental Agreement expressly provides otherwise.
     IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below by a duly authorized officer of the entity named below.
Indianapolis Life Insurance Company

By:	/s/ Ginger Dougan

Name of Authorized Signatory:

Assistant Secretary

Title:

Dated: December 2, 2005